Form 10KSB, Exhibit 13
period 2004-12-31
FREDERICK COUNTY BANCORP INC
filed 2005-03-16
CIK 1258831

Exhibit 13

FREDERICK COUNTY BANCORP, INC.

FINANCIAL REPORT

DECEMBER 31, 2004

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Company, and is qualified in its entirety by the detailed information and financial statements, including notes thereto, included elsewhere herein.

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2004	2003
Summary of Operating Results:
Total interest income	$7,602	$5,502
Total interest expense	1,768	1,479
Net interest income	5,834	4,023
Provision for loan losses	520	420

Net interest income after provision for loan losses	5,314	3,603
Security gains (losses)	(5)	34
Other noninterest income	249	187
Noninterest expenses	4,040	3,394
Income before provision for income taxes	1,518	430
Provision for income taxes	—	—
Net income	1,518	430
Other comprehensive income (loss), net of taxes	(36)	(87)
Comprehensive income	$1,482	$343
Per Share Data(1):
Basic earnings	$1.04	$0.30
Diluted earnings	1.01	0.29
Book value at period-end	9.75	8.73
Shares outstanding at period-end	1,457,402	1,455,152
Weighted average shares outstanding:
Basic	1,455,623	1,455,152
Diluted	1,503,488	1,479,976
Other Data (At Year-End):
Assets	$171,177	$130,635
Investments	17,748	16,558
Loans	135,668	96,029
Deposits	155,591	117,491
Shareholders’ equity	14,213	12,708
Performance Ratios:
Return on average assets	1.04%	0.38%
Return on average shareholders’ equity	11.32%	3.45%
Average equity to average assets	9.15%	11.08%

(1)   Per share data has been restated for the effects of a two-for-one stock split effected in the form of a 100% stock dividend declared in August 2004 and paid in September 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s beliefs, expectations, anticipations and plans regarding, among other things, general economic trends, interest rates, product expansions and other matters.  In some cases, forward looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “could,” “should,” and similar words or phrases.  These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainties, such as federal monetary policy, inflation, employment, profitability and consumer confidence levels, both nationally and in the Company’s market area, the health of the real estate and construction market in the Company’s market area, the Company’s ability to develop and market new products and to enter new markets, competitive challenges in the Company’s market, legislative changes and other factors, and as such, there can be no assurance that future events will develop in accordance with the forward looking statements contained herein.

General

On September 30, 2003, the Agreement and Plan of Share Exchange (the “Exchange”) between Frederick County Bancorp,  Inc. (the “Bancorp”) and Frederick County Bank (the “Bank” and together with Bancorp, the “Company”), dated June 9, 2003, approved at the Special Meeting of Shareholders of the Bank held on September 22, 2003, became effective.  Pursuant to the Exchange, each of the outstanding shares of common stock $10.00 par value of the Bank was converted into one share of the common stock $0.01 par value of the Bancorp.  As a result of the Exchange, the Bank has become a wholly owned subsidiary of the Bancorp, and the Bancorp recognized the assets and liabilities transferred at the carrying amounts in the accounts of the Bank as of January 1, 2003.

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Bank was incorporated on August 30, 2000, and in 2001 it became engaged in the developmental activities needed to obtain a commercial bank charter in the State of Maryland.  The Bank received regulatory approval to commence banking operations on October 18, 2001 and, accordingly, became operational during the year ended December 31, 2001.  The Bank provides its customers with various banking services.  The Bank offers various loan and deposit products to their customers.  The Bank’s customers include individuals and commercial enterprises within its principal market area consisting of Frederick County, Maryland.

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

Critical Accounting Policies

For discussions related to the critical accounting policies of the Company, refer to the sections in this Management Discussion and Analysis entitled “Income Taxes” and “Allowance for Loan Losses.”

Overview

The following paragraphs provide an overview of the financial condition and results of operations of the Company.  This discussion is intended to assist the readers in their analysis of the accompanying financial statements and notes thereto.

Net income was $1.52 million and $430,000 for the years ended December 31, 2004 and 2003, respectively.  Basic and diluted earnings per share for 2004 were $1.04 and $1.01, respectively, compared to the basic and diluted earnings per share for 2003 of $0.30 and $0.29, respectively.

Return on average assets and average shareholders’ equity are key measures of earnings performance.  Return on average assets measures the ability of a bank to utilize its assets in generating income.  The Company experienced a return on average assets of 1.04% and 0.38% for the years ended December 31, 2004 and 2003, respectively.  Additionally, the Company experienced a return on average shareholders’

equity of 11.32% and 3.45% for the years ended December 31, 2004 and 2003, respectively.

During the year ended December 31, 2004, the Company experienced asset growth of $40.54 million, or 31.0%, reaching $171.18 million at December 31, 2004, up from $130.64 million at December 31, 2003. Gross loans increased $39.64 million, or 41.3% in 2004, to end the period at $135.67 million.  Deposits also grew, and stood at $155.59 million at December 31, 2004, an increase of 32.4% from $117.49 million at December 31, 2003.  The investment portfolio remained relatively constant.

Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential

The “Comparative Statement Analysis,” presented on page 5, shows average balances of asset and liability categories, interest income and interest paid, and average yields and rates for the periods indicated.

Net Interest Income

Net interest income is generated from the Company’s lending and investment activities, and is the most significant component of the Company’s earnings.  Net interest income is the difference between interest and rate-related fee income on earning assets (primarily loans and investment securities) and the interest paid on the funds (primarily deposits) supporting them.  While the Company currently relies almost entirely on deposits to fund loans and investments, with minimal short term borrowings, in future periods it may utilize a higher level of short-term borrowings, including borrowings from the Federal Home Loan Bank, federal funds lines with correspondent banks and repurchase agreements, to fund operations, depending on economic conditions, deposit availability and pricing, interest rates and other factors.

The Bank commenced operations on October 18, 2001.  Management has been pleased with the Bank’s asset growth since it opened.  Core deposit relationships are being developed within the local market place, driven by competitive pricing and excellent customer service.

The interest income of $7.60 million in 2004 was $2.10 million higher than the amount recognized in 2003.  This increase in interest income is due to the growth in average earning assets of $32.99 million, or 30.4%, since December 31, 2003.  Also positively impacting interest income was the increase in the yield on average earning assets experienced during 2004, which increased to 5.35% from 5.06% in 2003.  The increase in yield is attributable to the increase in volume of loans as a percentage of total interest-earning assets, which provide higher rates of return than alternative investments.

The interest expense increased from $1.48 million in 2003 to $1.77 million in 2004 due to the 29.7% increase in volume of average interest-bearing liabilities that increased from $86.58 million in 2003 to $112.32 million in 2004, net of the offset caused by the decline in the average rate paid on these liabilities from 1.71% to 1.57%.

The declines in the loan yields and the rates paid on interest bearing liabilities for 2004 from the levels in 2003 reflect the continued impact of the significant rate reductions effected by the Federal Reserve during 2002 with the last rate reduction occurring in June 2003.  The Federal Reserve began increasing rates again in June 2004 and has taken the Federal Funds rate from 1.00% to 2.25% as of December 31, 2004.

The Company’s net interest margin (net interest income as a percent of average interest-earning assets) was 4.11% and 3.70% and the net interest spread (the spread between yields on average interest-earning assets and rates paid on average interest-bearing liabilities) was 3.78% and 3.35% for the years ended December 31, 2004 and 2003, respectively.

Comparative Statement Analysis

	Years Ended December 31,
	2004			2003
(dollars in thousands)	Average daily balance	Interest income/ expense	Average yield/rate	Average daily balance	Interest income/ expense	Average yield/rate
Assets
Interest-earning assets:
Federal funds sold	$9,416	$119	1.26%	$7,919	$81	1.02%
Interest-bearing deposits in other banks	533	7	1.31%	3,469	35	1.01%
Investment securities(1):
Taxable	17,040	611	3.58%	18,198	556	3.06%
Tax-exempt(2)	82	4	4.86%	—	—	—
Loans(3)	114,612	6,862	5.97%	79,103	4,830	6.11%
Total interest-earning assets	141,683	7,603	5.35%	108,689	5,502	5.06%
Noninterest-earning assets	4,785			3,888
Total assets	$146,468			$112,577

Liabilities and Shareholders’ Equity
Interest-bearing liabilities
NOW accounts	$15,991	27	0.17%	$14,883	30	0.20%
Savings accounts	3,349	17	0.51%	2,341	15	0.64%
Money market accounts	29,073	270	0.93%	20,985	202	0.96%
Certificates of deposit $100,000 or more	31,098	690	2.21%	22,256	552	2.48%
Certificates of deposit less than $100,000	32,317	744	2.30%	26,095	680	2.61%
Federal funds purchased	92	2	2.17%	13	—	1.32%
Short-term borrowings	404	18	4.44%	7	—	4.00%
Total interest-bearing liabilities	112,324	1,768	1.57%	86,580	1,479	1.71%
Noninterest-bearing deposits	20,368			13,312
Noninterest-bearing liabilities	372			207
Total liabilities	133,064			100,099
Shareholders’ equity	13,404			12,478
Total liabilities and shareholders’ equity	$146,468			$112,577
Net interest income		$5,835			$4,023
Net interest spread			3.78%			3.35%
Net interest margin			4.11%			3.70%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of shareholders’ equity.

(2) Presented on a taxable-equivalent basis using the statutory federal income tax rate of 34%.  Taxable-equivalent adjustments of $1,000 in 2004 and none in 2003 are included in the calculation of the tax-exempt interest income.

(3) Net loan expenses included in interest income totaled $23,000 in 2004 and $22,000 in 2003.

Rate/Volume Analysis

The following table indicates the changes in interest income and interest expense that are attributable to changes in average volume and average rates, in comparison with the same period in the preceding year.  The change in interest due to the combined rate-volume variance has been allocated entirely to the change in rate.

	2004 compared to 2003
	Increase (decrease) due to		Net increase
(dollars in thousands)	Volume	Rate(1)	(decrease)
Interest Income
Interest-earning assets:
Federal funds sold	$15	$23	$38
Interest-bearing deposits in other banks	(30)	2	(28)
Investment securities:
Taxable	(35)	90	55
Tax-exempt	4	—	4
Loans	2,168	(136)	2,032
Total interest income	2,122	(21)	2,101
Interest Expense
Interest-bearing liabilities:
NOW accounts	2	(5)	(3)
Savings accounts	6	(4)	2
Money market accounts	78	(10)	68
Certificates of deposit $100,000 or more	219	(81)	138
Certificates of deposit less than $100,000	162	(98)	64
Federal funds purchased	2	—	2
Short-term borrowings	5	13	18
Total interest expense	474	(185)	289
Net interest income	$1,648	$164	$1,812

(1) The volume/rate variance is allocated entirely to changes in rates.

Noninterest Income

Noninterest income was $244,000 in 2004 and $221,000 in 2003, attributable primarily to service fees on deposit accounts and ATM interchange fees.  Included in the noninterest income for 2004 is $5,000 of securities losses and for 2003 is $34,000 of securities gains.

The Company’s management is committed to developing and offering innovative, market-driven products and services that will generate additional sources of noninterest income.  However, the future results of any of these products or services cannot be predicted at this time.

Noninterest Expenses

Noninterest expenses were $4.04 million in 2004 and  $3.39 million in 2003.  See Note 11 to the financial statements for a schedule showing a detailed breakdown of the Company’s noninterest expenses.  The changes in noninterest expenses are principally related to the increase in personnel expenses and data processing expenses, which increase as the number and volume of loans and deposit accounts increase.  Salaries expense in 2004 was $2.30 million, up $410,000 from the salaries expense incurred in 2003.  This increase is primarily the result of the difference in the bonus payments made in 2004 of $255,000 compared to the $19,000 paid in 2003, along with the increase in salary expense of $174,000 or 9.3% for employee pay increases and to make various employee salaries competitive with the current employment environment in 2004.

Income Taxes

The Company has recorded valuation allowances of $158,000 and $757,000 as of December 31, 2004 and 2003, respectively to reduce the carrying value of the net deferred tax assets carried in the accompanying consolidated balance sheets.  Valuation allowances are provided for deferred tax assets when in management’s judgment a portion, or all, of the deferred tax assets may not be realized.  Factors influencing management’s judgment include:  the existence of sustained periods of taxable income and the extent taxes paid in prior periods are recoverable with refund claims.  As of December 31, 2004, the Company has utilized all of its net operating loss carryforwards.

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

The Company seeks to limit the risks associated with interest rate fluctuations by managing the balance between interest sensitive assets and liabilities.  Managing to mitigate interest rate risk is, however, not an exact science.  Not only does the interval until repricing of interest rates on assets and liabilities change from day to day as the assets and liabilities change, but for some assets and liabilities, contractual maturity and the actual maturity experienced are not the same.  Similarly, NOW and money market accounts, by contract, may be withdrawn in their entirety upon demand and savings deposits may be withdrawn on seven days notice.  While these contracts are extremely short, it is the Company’s belief that these accounts turn over at the rate of five percent (5%) per year. The Company therefore treats them as having maturities ratably over all periods.  If all of the Company’s NOW, money market, and savings accounts were treated as repricing in one year or less, the cumulative gap at one year or less would be $(27.17) million.

Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of the Company’s earning assets and funding sources.  An Asset/Liability Committee manages the interest rate sensitivity position in order to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the Company’s liquidity analysis, growth, and capital adequacy goals.  It is the objective of the Asset/Liability Committee to maximize net interest margins during periods of both volatile and stable interest rates, to attain earnings growth, and to maintain sufficient liquidity to satisfy depositors’ requirements and meet credit needs of customers.

The following table, “Interest Rate Sensitivity Gap Analysis,” summarizes, as of December 31, 2004, the anticipated maturities or repricing of the Company’s interest-earning assets and interest-bearing liabilities, the Company’s interest rate sensitivity gap (interest-earning assets less interest-bearing liabilities), the Company’s cumulative interest rate sensitivity gap, and the Company’s cumulative interest sensitivity gap ratio (cumulative interest rate sensitivity gap divided by total assets).  A negative gap for any time period means that more interest-bearing liabilities will reprice or mature during that time period than interest-earning assets.  During periods of rising interest rates, a negative gap position would generally decrease earnings, and during periods of declining interest rates, a negative gap position would generally increase earnings.  The converse would be true for a positive gap position.  Therefore, a positive gap for any time period means that more interest-earning assets will reprice or mature during that time period than interest-bearing liabilities.  During periods of rising interest rates, a positive gap position would generally increase earnings, and during periods of declining interest rates, a positive gap position would generally decrease earnings.

Interest Rate Sensitivity Gap Analysis

December 31, 2004

	Expected Repricing or Maturity Date
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total

Assets
Federal funds sold	$12,334	$—	$—	$—	$12,334
Interest-bearing deposits in other banks	781	—	—	—	781
Investment securities(1)	1,512	3,131	2,732	9,408	16,783
Loans	59,286	20,933	44,413	11,036	135,668
Total interest-earning assets	73,913	24,064	47,145	20,444	165,566

Liabilities
Savings and NOW Accounts	1,070	2,141	2,141	16,056	21,408
Money Market Accounts	1,545	3,089	3,089	23,170	30,893
Certificates of Deposit	48,330	20,365	10,846	—	79,541
Short-term borrowings	450	—	—	—	450
Total interest-bearing liabilities	51,395	25,595	16,076	39,226	132,292
Interest rate sensitivity gap	$22,518	$(1,531)	$31,069	$(18,782)	$33,274
Cumulative interest rate sensitivity gap	$22,518	$20,987	$52,056	$33,274
Cumulative gap ratio as a percentage of total assets	13.15%	12.26%	30.41%	19.44%

(1) Excludes equity securities.

Investment Portfolio

The investment portfolio is used as a source of interest income, credit risk diversification and liquidity, as well as to manage rate sensitivity and provide collateral for secured public funds, repurchase agreements and other short-term borrowings.  Management has historically emphasized investments with a duration of five years or less to provide greater flexibility in managing the balance sheet in changing interest rate environments. At December 31, 2004, U.S. Treasury and other U.S. government agencies and corporations had a duration of 2.40 years, while the mortgage-backed debt securities had a duration of 3.90 years, and the municipal securities had a duration of 7.40 years, giving the total investment portfolio a duration of 3.92 years.  The average yield on the portfolio was 3.58% in 2004 and 3.06% in 2003.

The Company had no investments that were obligations of the issuer, or payable from or secured by a source of revenue or taxing authority of the issuer, whose aggregate book value exceeded 10% of shareholders’ equity at December 31, 2004.

The following tables set forth certain information regarding the Company’s investment portfolio at the dates indicated.

Available-for-Sale Portfolio

	December 31,
	2004			2003
(dollars in thousands)	Amortized Cost	Estimated Fair Value	Average Yield	Amortized Cost	Estimated Fair Value	Average Yield
U.S. Treasury and other U.S. government agencies and corporations:
Due after one year through five years	$500	$487	2.37%	$1,000	$984	2.21%
Mortgage-backed debt securities	16,022	15,997	4.09%	14,911	14,948	3.73%
Equity securities	250	250	—	—	—	—
	$16,772	$16,734	4.04%	$15,911	$15,932	3.63%

Held-to-Maturity Portfolio

	2004
(dollars in thousands)	Amortized Cost	Estimated Fair Value	Average Yield
States and political subdivisions:
Due after five years	$299	$299	4.78%

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

The following table sets forth the distribution of the Company’s loan portfolio at the dates indicated by category of loan and the percentage of loans in each category to total loans.

Loan Portfolio Distribution

	December 31,
(dollars in thousands)	2004		2003
Real estate - construction and land development	$21,648	16%	$10,741	11%
Real estate - mortgage loans:
Secured by 1 to 4 family residential properties	28,066	21%	18,349	19%
Secured by multi-family (5 or more) residential properties	2,083	2%	—	—
Secured by commercial properties	54,325	40%	43,726	46%
Secured by farm land	3,145	2%	1,139	1%
Total real estate - mortgage loans	87,619	65%	63,214	66%
Loans to farmers	759	—	775	1%
Commercial and industrial loans	22,683	17%	19,290	20%
Loans to individuals for household, family and other personal expenditures	2,959	2%	2,009	2%
Total loans	135,668	100%	96,029	100%
Allowance for loan losses	(1,503)		(985)
Net loans	$134,165		$95,044

As of December 31, 2004, the real estate loan portfolio constituted 81% of the total loan portfolio.  While this exceeds the 10% threshold for determining a concentration of credit risk within an industry, we do not consider this to be a concentration with adverse risk characteristics given the diversity of borrowers within the real estate portfolio and other sources of repayment.  An industry for this purpose is defined as a group of counterparties that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Maturity and Interest Rate Sensitivity of Loans – December 31, 2004

The following table presents the maturities or repricing periods of loans outstanding at December 31, 2004.

	Maturing in
	One year or less		After 1 thru 5 years		After 5 years
(dollars in thousands)	Fixed Interest Rates	Variable Interest Rates	Fixed Interest Rates	Variable Interest Rates	Fixed Interest Rates	Variable Interest Rates	Total
Real estate-construction and land development	$2,954	$9,707	$7,375	—	$1,612	—	$21,648
Real estate-mortgage	8,490	21,692	48,758	—	8,679	—	87,619
Loans to farmers	—	759	—	—	—	—	759
Commercial and industrial	935	13,074	8,315	—	359	—	22,683
Loans to individuals for household, family and other personal expenditures	622	1,053	898	—	386	—	2,959
Total	$13,001	$46,285	$65,346	—	$11,036	—	$135,668

Allowance for Loan Losses

The Company makes provisions for loan losses in amounts deemed necessary to maintain the allowance for loan losses at an appropriate level.  The provision for loan losses is determined based upon management’s estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the Company’s loan portfolio.  The Company’s provision for loan losses in 2004 and 2003 was $520,000 and $420,000, respectively.  Due to the increased exposure to commercial and commercial real estate loans, management deemed it necessary to increase the provision for loan losses in 2004 from the amount recorded in 2003, even though the increase in loan volumes for each year were comparable.  At December 31, 2004, the allowance for loan losses was $1.50 million.

The Company prepares a quarterly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk into a dollar amount of inherent losses.  The determination of the allowance for loan losses is based on eight qualitative factors and one quantitative factor for each category and type of loan along with any specific allowance for adversely classified loans within each category.  Each factor is assigned a percentage weight and that total weight is applied to each loan category.  Factors are different for each category.  Qualitative factors include:  levels and trends in delinquencies and nonaccrual loans; trends in volumes and terms of loans; effects of any changes in lending policies, the experience, ability and depth of management; national and local economic trends and conditions; concentrations of credit; quality of the Company’s loan review system; and regulatory requirements.  The total allowance required thus changes as the percentage weight assigned to each factor is increased or decreased due to the particular circumstances, as the various types and categories of loans change as a percentage of total loans and as specific allowances are required due to increases in adversely classified loans.  See Note 1 to the Financial Statements for the year ended December 31, 2004 for additional information regarding the determination of the provision and allowance for loan losses.

The Company follows the guidance of Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures.   SFAS No. 5 requires that losses be accrued when they are probable of occurring and estimatable.  SFAS No. 114 requires that impaired loans, within its scope, be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.  SFAS No. 114 excludes smaller balance and homogeneous loans, which are collectively evaluated for impairment, from impairment reporting.

Therefore, the Company has designated consumer and residential mortgage loans to be excluded for this purpose.  From the remaining loan portfolio, loans rated as doubtful, or worse, classified as nonaccrual, and troubled debt restructurings may be evaluated for impairment.  Slow payment on a loan is considered, by the Company, to only be a minimum delay.

Loans are evaluated for nonaccrual status when principal or interest is delinquent for 90 days or more and are placed on nonaccrual status when a loan is specifically determined to be impaired.  Any unpaid interest previously accrued on those loans is reversed from income.  Any interest payments subsequently received are recognized as income unless, in management’s opinion, a potential for loss remains.  Interest payments received on loans, where management believes a potential for loss remains, are applied as a reduction of the loan principal balance.

Management believes that the allowance for loan losses is adequate.  There can be no assurance, however, that adjustments to the provision for loan losses will not be required in the future.  Changes in the economic assumptions underlying management’s estimates and judgments; adverse developments in the economy, on a national basis or in the Company’s market area; or changes in the circumstances of particular borrowers are criteria that could change and make adjustments to the provision for loan losses necessary.

Allowance for Loan Losses

	December 31,
(dollars in thousands)	2004	2003
Average total loans outstanding during year	$114,612	$79,103
Balance at beginning of year	$985	$613
Recoveries of loans previously charged-off (commercial and industrial)	4	2
Loans charged-off (commercial and industrial)	(6)	(50)
Net charge-offs	(2)	(48)
Provision charged to operating expenses	520	420
Balance at end of year	$1,503	$985
Ratios of net charge-offs to average loans	0.00%	0.06%

Problem Assets

	December 31,
(dollars in thousands)	2004	2003
Nonperforming loans:
Nonaccrual - real estate mortgage	$89	$—
Nonaccrual - commercial and industrial	13	—
	$102	$—
Nonperforming assets to total loans at period end	0.08%	—
Nonperforming assets to total assets at period end	0.06%	—
Allowance for loan losses to nonperforming loans at period end	1,473.53%	N/A

There were no other interest-bearing assets at December 31, 2004 classifiable as nonaccrual, 90 days past due, restructured or problem assets, and no loans which were currently performing in accordance with their terms, but as to which information known to management caused it to have serious doubts about the ability of the borrower to comply with the loan as currently written.

The allocation of the allowance, presented in the following table, is based primarily on the factors discussed above in evaluating the adequacy of the allowance as a whole.  Since all of those factors are subject to change, the allocation is not necessarily indicative of the category of future loan losses, and does not restrict the use of the allowance to absorb losses in any category.

Allocation of Allowance for Loan Losses

	December 31,
(dollars in thousands)	2004	% of Loans	2003	% of Loans
Real estate-construction	$186	16%	$55	11%
Real estate-mortgage	865	65%	578	66%
Commercial and industrial loans	377	17%	300	21%
Loans to individuals for household, family and other personal expenditures	75	2%	52	2%
	$1,503	100%	$985	100%

Deposits

The principal sources of funds for the Company are core deposits (demand deposits, interest-bearing transaction accounts, money market accounts, savings deposits and certificates of deposit) from the Company’s market area.  The Company’s deposit base includes transaction accounts, time and savings accounts and other accounts that customers use for cash management purposes and which provide the Company with a source of fee income and cross-marketing opportunities as well as a low-cost source of funds.  Time and savings accounts, including money market deposit accounts, also provide a relatively stable low-cost source of funding.

The Company has a substantial amount of certificates of deposit in denominations of $100,000 or more from the local community.  None of these funds were obtained from a broker and the rates paid are based on the local competition.  Therefore, these funds are considered to be core deposits.

The following tables provide a summary of the Company’s deposit base at the dates indicated and the maturity distribution of certificates of deposit of $100,000 or more as of December 31, 2004.

Average Deposits and Average Rate

December 31,

	2004		2003
(dollars in thousands)	Average Daily Balance	Average Rate	Average Daily Balance	Average Rate
Noninterest-bearing demand deposits	$20,368	—%	$13,312	—%
Interest-bearing demand deposits:
NOW accounts	15,991	0.17%	14,883	0.20%
Money market accounts	29,073	0.93%	20,985	0.96%
Savings accounts	3,349	0.51%	2,341	0.64%
Certificates of deposit:
$100,000 or more	31,098	2.21%	22,256	2.48%
Less than $100,000	32,317	2.30%	26,095	2.61%
Total average deposits	$132,196	1.32%	$99,872	1.48%

Maturities of Certificates of Deposit - $100,000 or More

December 31,

(dollars in thousands)	2004
Maturing in:
3 months or less	$4,011
Over 3 months through 6 months	8,706
Over 6 months through 12 months	13,681
Over 12 months	13,805
$40,203

Short-Term Borrowings

For liquidity purposes and for customer convenience, the Company also utilizes short-term borrowings, principally securities sold under agreements to repurchase, and has lines to purchase overnight funds from correspondent banks.  The following tables set forth certain information regarding the Company’s short-term borrowings at the dates indicated.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase (1)

(dollars in thousands)	2004	2003
Total outstanding at year-end	$—	$—
Average amount outstanding during the year	$92	$13
Maximum amount outstanding at any month-end	$—	$—
Weighted-average interest rate at year-end	—%	—%
Weighted-average interest rate during the year	2.17%	1.32%

(1) Includes securities sold under agreements to repurchase with various counterparties.  Repurchase agreements mature primarily within 60 days and are collateralized with certain debt securities.

Other Short-Term Borrowings

(dollars in thousands)	2004	2003
Total outstanding at year-end	$450	$120
Average amount outstanding during the year	$404	$7
Maximum amount outstanding at any month-end	$450	$120
Weighted-average interest rate at year-end	5.25%	4.00%
Weighted-average interest rate during the year	4.44%	4.00%

The other short-term borrowings at December 31, 2004 consists of an unsecured loan from an unaffiliated third party in the amount of $450,000 with a variable interest rate, which is tied to prime, and matures on January 27, 2006, and at December 31, 2003 consists of $120,000 in advances under an unsecured line of credit from an unaffiliated financial institution that matured January 29, 2004.  The Company’s unused lines of credit for short-term borrowings totaled $4,000,000 and $8,130,000 at December 31, 2004 and 2003, respectively.

Capital Resources

In the fourth quarter of 2001, the Bank completed its offering of common stock, raising an aggregate of $9.44 million net of expenses of the offering.  During the third quarter of 2002, the Bank completed the sale of 501,500 shares of common stock, as adjusted for the two-for-one stock split effected in the form of a 100% stock dividend paid in September 2004, in a secondary stock offering, raising an additional $5.17 million, net of expenses of the offering.  The ability of the Company to grow is dependent on the availability of capital with which to meet regulatory capital requirements, discussed below, and to absorb initial organizational costs and operating losses.  To the extent the Company is successful it may need to acquire additional capital through the sale of additional common stock, other qualifying equity instruments or subordinated debt.  There can be no assurance that additional capital will be available to the Company on a timely basis or on attractive terms.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined).  Management believes that the Company and the Bank met all capital adequacy requirements to which it is subject as of December 31, 2004.  See Note 12 to the consolidated financial statements for a table depicting compliance with regulatory capital requirements.

As of December 31, 2004, the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table in Note 12.  There are no conditions or events since that notification which management believes have changed the Bank’s category.

Inflation

The effect of changing prices on financial institutions is typically different than on non-banking companies since virtually all of a bank’s assets and liabilities are monetary in nature. In particular, interest rates are significantly affected by inflation, but neither the timing nor magnitude of the changes are directly related to price level indices; therefore, the Company can best counter inflation over the long term by managing net interest income and controlling net increases in noninterest income and expenses.

Off-Balance Sheet Arrangements

With the exception of the Company’s obligations in connection with its irrevocable letters of credit and loan commitments, the Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Bancorp’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors. For additional information on off-balance sheet arrangements, please see “Note 1–Nature of Operations and Significant Accounting Policies – Recent Accounting Pronouncements,” “Note 14–Transactions with Related Parties – Lease Agreement” and “Note 15-Commitment and Contingencies – Financial Instruments” of the Notes to the Consolidated Financial Statements.

Frederick County Bancorp, Inc.

Consolidated Balance Sheets

	December 31,
(dollars in thousands, except per share amounts)	2004	2003
Assets
Cash and due from banks	$3,524	$5,619
Federal funds sold	12,334	10,355
Interest-bearing deposits in other banks	781	1,575
Cash and cash equivalents	16,639	17,549
Investment securities available-for-sale - at fair value	16,734	15,932
Investment securities held-to-maturity – fair value of $299	299	—
Restricted stock	715	626
Loans	135,668	96,029
Less: Allowance for loan losses	(1,503)	(985)
Net loans	134,165	95,044
Bank premises and equipment	1,481	936
Other assets	1,144	548
Total assets	$171,177	$130,635

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing deposits	$23,749	$17,180
Interest-bearing deposits	131,842	100,311
Total deposits	155,591	117,491
Short-term borrowings	450	120
Accrued interest and other liabilities	923	316
Total liabilities	156,964	117,927
Commitments and Contingencies (Notes 8 and 15)
Shareholders’ Equity
Common stock, per share par value $0.01; 10,000,000 shares authorized; 1,457,402 and 727,576 shares issued and outstanding, respectively	15	7
Additional paid-in capital	14,632	14,617
Accumulated deficit	(411)	(1,929)
Accumulated other comprehensive income (loss)	(23)	13
Total shareholders’ equity	14,213	12,708
Total liabilities and shareholders’ equity	$171,177	$130,635

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc.

Consolidated Statements of Income

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2004	2003
Interest income:
Interest and fees on loans	$6,862	$4,830
Interest and dividends on investment securities:
Taxable	575	527
Tax exempt	3	—
Dividends	36	29
Interest on federal funds sold	119	81
Other interest income	7	35
Total interest income	7,602	5,502
Interest expense:
Interest on deposits	1,748	1,479
Interest on other short-term borrowings	20	—
Total interest expense	1,768	1,479
Net interest income	5,834	4,023
Provision for loan losses	520	420
Net interest income after provision for loan losses	5,314	3,603
Noninterest income:
Securities (losses) gains	(5)	34
Service fees	143	107
Other operating income	106	80
Total noninterest income	244	221
Noninterest expenses:
Salaries and employee benefits	2,449	2,034
Occupancy and equipment expenses	633	622
Other operating expenses	958	738
Total noninterest expenses	4,040	3,394
Income before provision for income taxes	1,518	430
Provision for income taxes	—	—
Net income	$1,518	$430
Basic earnings per share	$1.04	$0.30
Diluted earnings per share	$1.01	$0.29
Basic weighted average number of shares outstanding	1,455,623	1,455,152
Diluted weighted average number of shares outstanding	1,503,488	1,479,976

Frederick County Bancorp, Inc.

Consolidated Statements of Changes in Shareholders’ Equity

	Years Ended December 2004 and 2003
(dollars in thousand)	Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 31, 2002	727,576	$7	$14,617	$(2,359)	$100	$12,365
Comprehensive income:
Net income				430		430
Changes in net unrealized gains (losses) on securities available for sale, net of reclassification adjustment and income tax effects					(87)	(87)
Total comprehensive income						343
Balance, December 31, 2003	727,576	$7	$14,617	$(1,929)	$13	$12,708
Comprehensive income:
Net income				1,518		1,518
Changes in net unrealized gains (losses) on securities available for sale, net of reclassification adjustment and income tax effects					(36)	(36)
Total comprehensive income						1,482
Shares issued with stock split, effected in the form of a stock dividend	727,576	8	(8)			—
Shares issued under stock option transactions	2,250	—	23			23
Balance, December 31, 2004	1,457,402	$15	$14,632	$(411)	$(23)	$14,213

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
(dollars in thousands)	2004	2003
Cash flows from operating activities:
Net income	$1,518	$430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	187	183
Provision for loan losses	520	420
Securities losses (gains)	5	(34)
Net premium amortization on investment securities	101	276
(Increase) decrease in other assets	(570)	19
Increase (decrease) in accrued interest and other liabilities	604	(128)
Net cash provided by operating activities	2,365	1,166
Cash flows from investing activities:
Purchases of investment securities available-for-sale	(6,340)	(11,273)
Purchases of investment securities held-to-maturity	(299)	—
Proceeds from sales of investment securities available-for-sale	1,189	2,382
Proceeds from maturities of investment securities available-for-sale	4,184	14,350
Purchases of restricted stock	(89)	(197)
Net increase in loans	(39,641)	(37,808)
Purchases of bank premises and equipment	(732)	(21)
Net cash used in investing activities	(41,728)	(32,567)
Cash flows from financing activities:
Net increase in NOW, money market accounts, savings accounts and noninterest-bearing deposits	14,108	14,346
Net increase in time deposits	23,992	14,736
Net increase (decrease) in short-term borrowings	330	(80)
Proceeds from issuance of common stock	23	—
Net cash provided by financing activities	38,453	29,002
Net decrease in cash and cash equivalents	(910)	(2,399)
Cash and cash equivalents – beginning of year	17,549	19,948
Cash and cash equivalents – end of year	$16,639	$17,549
Supplemental cash flow disclosure:
Interest paid	$1,738	$1,484
Income taxes paid	$184	$—

See Notes to Consolidated Financial Statements.

FREDERICK COUNTY BANCORP, INC.

Notes to Financial Statements

Note 1.  Nature of Operations and Significant Accounting Policies:

On September 30, 2003, the Agreement and Plan of Share Exchange (the “Exchange”) between Frederick County Bancorp, Inc. (“Bancorp”) and Frederick County Bank (the “Bank”), dated June 9, 2003, approved at the Special Meeting of Shareholders of the Bank held on September 22, 2003, became effective.  Pursuant to the Exchange, each of the outstanding shares of common stock $10.00 par value of the Bank was converted into one share of the common stock $0.01 par value of Bancorp.  As a result of the Exchange, the Bank has become a wholly owned subsidiary of Bancorp, and Bancorp recognized the assets and liabilities transferred at the carrying amounts in the accounts of the Bank as of January 1, 2003.  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America  and are presented as if the exchange of shares occurred on January 1, 2003.

The Bank was incorporated on August 30, 2000 and in 2001, became engaged in the developmental activities needed to obtain a commercial bank charter in the State of Maryland.  The Bank received regulatory approval to commence banking operation on October 18, 2001 and, accordingly, became operational during the year ended December 31, 2001.  The Bank provides its customers with various banking services.  The Bank offers various loan and deposit products to its customers.  The Bank’s customers include individuals and commercial enterprises within its principal market area consisting of Frederick County, Maryland.  Additionally, the Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks.

The per share data shown has been restated for the effects of a two-for-one stock split effected in the form of a 100% stock dividend declared in August 2004 and paid in September 2004.

The accounting and reporting policies and practices of Bancorp and its subsidiary, the Bank (collectively, the “Company”) conform with accounting principles generally accepted in the United States of America.  The following is a summary of the Company’s significant accounting policies:

Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Comprehensive income:

Comprehensive income, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 130, is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company’s net income, change in equity components under comprehensive income reporting include the net change in unrealized gain or loss on securities available-for-sale.

Presentation of cash flows:

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and interest-bearing deposits in banks with an original maturity of 90 days or less, and federal funds sold.  Generally, federal funds are sold for one-day periods.

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

Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity.  Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value with any unrealized gains or losses reported in shareholders’ equity, net of the related deferred tax effect.

Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the statements of income.

Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the statements of income.  Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income.  Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted stock is stock from the FHLB of Atlanta, the Federal Reserve Bank and the Atlantic Central Banker’s Bank, which are restricted as to their marketability.

Loans and allowance for loan losses:

Loans are carried at the amount of unpaid principal, adjusted for deferred loan fees and origination costs.  Interest on loans is accrued based on the principal amounts outstanding. When principal or interest is delinquent for ninety days or more the Company evaluates the loan for nonaccrual status.  After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.  Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt.  Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.

Nonrefundable loan fees and related direct costs are deferred and the net amount is amortized to income as a yield adjustment over the life of the loan using the interest method.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  The allowance is based on two basic principles of accounting: (i) SFAS No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimatable and (ii) SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent, or the present value of future cash flows, or the loan’s value as observable in the secondary market.

The Company’s allowance for loan losses has three basic components: the specific allowance, the formula allowance and the pooled allowance.  Each of these components is determined based upon estimates that can and do change when the actual events occur.  As a result of the uncertainties inherent in the estimation process management’s estimate of loan losses and the related allowance could change in the near term.

The specific allowance component is used to individually allocate an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Company’s calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses.  Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment.

The formula allowance component is used for estimating the loss on internally risk rated loans exclusive of those identified for impairment testing. The loans meeting the Company’s internal criteria for classification, such as special mention, substandard, doubtful and loss, as well as, impaired loans are segregated from performing loans within the portfolio. These internally classified loans are then grouped by loan type (commercial, commercial real estate, commercial construction, residential real estate, residential construction or installment). Each loan type is assigned an allowance factor based on management’s estimate of the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than non-classified loans due to management’s concerns regarding collectability or management’s knowledge of particular elements surrounding the borrower. Allowance factors increase with the worsening of the internal risk rating.

The pooled formula component is used to estimate the losses inherent in the pools of non-classified loans.  These loans are then also segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements).  The allowance factors assigned differ by loan type.

Allowance factors and overall size of the allowance may change from period to period based on management’s assessment of the above-described factors and the relative weights given to each factor.

Bank premises and equipment:

Bank premises and equipment are stated at cost less accumulated depreciation and amortization.  The provision for depreciation is computed using straight-line and accelerated methods based on the estimated useful lives of the assets, which range from 5 to 10 years for bank equipment.  Leasehold improvements are amortized over the lesser of the terms of the leases or their estimated useful lives.  Expenditures for improvements, which extend the life of an asset, are capitalized and depreciated over the asset’s remaining useful life.  Gains or losses realized on the disposition of properties and equipment are reflected in the statements of income.  Expenditures for repairs and maintenance are charged to operating expenses as incurred.

Employee stock option plan:

On April 10, 2002, the shareholders approved the stock-based compensation plan, which is described more fully in Note 9.  The Company accounts for this plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.  Accordingly, no stock-based employee compensation cost has been recognized, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net income and earnings per share had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in SFAS No. 123, Accounting for Stock-Based Compensation):

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2004	2003
Net income:
As reported	$1,518	$430
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	(57)
Pro forma net income	$1,518	$373
Basic earnings per share:
As reported	$1.04	$0.30
Pro forma	$1.04	$0.26
Diluted earnings per share:
As reported	$1.01	$0.29
Proforma	$1.01	$0.25

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

Per share amounts:

Earnings per share (“EPS”) are disclosed as basic and diluted.  Basic EPS is generally computed by dividing net income by the weighted-average number of common shares outstanding for the period, whereas diluted EPS essentially reflects the potential dilution in basic EPS that could occur if other contracts to issue common stock were exercised.

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2004	2003
Net income	$1,518	$430
Basic earnings per share	$1.04	$0.30
Diluted earnings per share	$1.01	$0.29
Basic weighted average number of shares outstanding	1,455,623	1,455,152
Effect of dilutive securities – stock options	47,865	24,824
Diluted weighted average number of shares outstanding	1,503,488	1,479,976

Fair value of financial instruments:

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument.  When no market exists for the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Significant assets and liabilities that are not considered financial assets or liabilities include depositor relationships, deferred tax assets, and property, plant and equipment.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.  As a result, the estimates are only indicative of individual financial instruments’ values and should not be considered an indication of the fair value of the Company taken as a whole.

Transfers of Financial Assets:

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Valuation of Long-Lived Assets:

The Company accounts for the valuation of long-lived assets under Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, Exchanges of Nonmonetary Assets.  SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets.  It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with the exception for exchanges that do not have commercial substance.  This Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Management does not anticipate that the adoption of this Statement will have a significant effect on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment.  This Statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees.  SFAS No. 123 (revised 2004) establishes standards for transactions in which an entity exchanges its equity instruments for goods and services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  The Company will be required to adopt SFAS No. 123 (revised 2004) as of January 1, 2006.  Management does not anticipate that the adoption of this Statement will have a significant effect on the Company’s consolidated financial statements.

Note 2.  Compensating Balances:

Compensating balance arrangements exist with various correspondent banks.  These noninterest-bearing deposits are maintained in lieu of cash payments for standard bank services.  The required balances amounted to $20,000 at December 31, 2004 and 2003.  In addition, for the reserve maintenance period in effect at December 31, 2004 and 2003, the Company was required to maintain balances of $809,000 and $762,000, respectively, with the Federal Reserve Bank.

Note 3.  Investments:

The amortized cost and estimated fair value of securities classified as available-for-sale at December 31, 2004 and 2003, are as follows:

Available-for-sale

December 31, 2004

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury and other U.S. government agencies and corporations:
Due after one year through five years	$500	$—	$13	$487
Mortgage-backed debt securities	16,022	54	79	15,997
Equity securities	250	—	—	250
	$16,772	$54	$92	$16,734

December 31, 2003

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury and other U.S. government agencies and corporations:
Due after one year through five years	$1,000	$—	$16	$984
Mortgage-backed debt securities	14,911	89	52	14,948
	$15,911	$89	$68	$15,932

December 31, 2004

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury and other U.S.government agencies and corporations	$—	$—	$487	$13	$487	$13
Mortgage-backed debt securities	5,865	60	1,406	19	7,271	79
Total temporarily impaired securities	$5,865	$60	$1,893	$32	$7,758	$92

December 31, 2003

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury and other U.S. government agencies and corporations	$984	$16	$—	$—	$984	$16
Mortgage-backed debt securities	4,939	49	367	3	5,306	52
Total temporarily impaired securities	$5,923	$65	$367	$3	$6,290	$68

The unrealized losses reflected in the preceding tables are considered temporary as the Company has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value.

Held-to-maturity

December 31, 2004

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
States and political subdivisions:
Due after one year through five years	$299	$—	$—	$299

Included in the investment portfolio at December 31, 2004 and 2003 are securities carried at $10,459,000 and $8,152,000, respectively, which are pledged for public fund deposits, to secure repurchase agreements and for other purposes as required and permitted by law.

Gross gains of $1,000 in 2004 and $34,000 in 2003 and gross losses of $6,000 in 2004 were realized from sales of investment securities available-for-sale.

Restricted Stock

The following table shows the amounts of restricted stock as of December 31, 2004 and 2003:

(dollars in thousands)	2004	2003
Federal Home Loan Bank of Atlanta	$261	$212
Federal Reserve Bank	414	374
Atlantic Central Bankers Bank	40	40
	$715	$626

Note 4.  Loans and Allowance for Loan Losses:

Loans consist of the following at December 31, 2004 and 2003:

(dollars in thousands)	2004	2003
Real estate loans:
Construction and land development	$21,648	$10,741
Real Estate - Mortgage loans:
Secured by 1 to 4 family residential properties	28,066	18,349
Secured by multi-family (5 or more) residential properties	2,083	—
Secured by commercial properties	54,325	43,726
Secured by farm land	3,145	1,139
Total real estate - mortgage loans	87,619	63,214
Loans to farmers	759	775
Commercial and industrial loans	22,683	19,290
Loans to individuals for household, family and other personal expenditures	2,959	2,009
Total loans	135,668	96,029
Less allowance for credit losses	(1,503)	(985)
Net loans	$134,165	$95,044

Transactions in the allowance for loan losses for the years ended December 31, 2004 and 2003, are summarized as follows:

(dollars in thousands)	2004	2003
Balance at beginning of year	$985	$613
Provision charged to operating expenses	520	420
Recoveries of loans previously charged-off	4	2
	1,509	1,035
Loans charged-off	(6)	(50)
Balance at end of year	$1,503	$985

Information concerning the Company’s recorded investment in nonaccrual loans as of December 31, 2004 and 2003 are as follows:

(dollars in thousands)	2004	2003

Nonaccrual loans	$102	$—
Interest income not recognized due to loans in nonaccrual status	$7	$—

Note 5.  Bank Premises and Equipment:

Bank premises and equipment consisted of the following at December 31, 2004 and 2003:

(dollars in thousands)	2004	2003
Land	$854	$292
Construction in process	88	—
Furniture and equipment	784	702
Leasehold improvements	329	329
	2,055	1,323
Less accumulated depreciation and amortization	(574)	(387)
	$1,481	$936

Depreciation and amortization charged to operations amounted to $187,000 in 2004 and $183,000 in 2003.

Note 6.  Deposits:

Certificates of deposit and other time deposits issued in denominations of $100,000 or more totaled $40,203,000 and $28,239,000 at December 31, 2004 and 2003, respectively, and are included in interest-bearing deposits in the balance sheet.

At December 31, 2004, the maturity distribution of certificates of deposit are as follows:

(dollars in thousands)

Maturing in:	Certificates of Deposit
2005	$48,329
2006	8,306
2007	12,060
2008	6,911
2009	3,935
$79,541

Interest on deposits for the years ended December 31, 2004 and 2003 consists of the following:

(dollars in thousands)	2004	2003
NOW accounts	$27	$30
Savings accounts	17	15
Money market accounts	270	202
Certificates of deposit $100,000 and over	690	552
Certificates of deposit under $100,000	744	680
	$1,748	$1,479

Note 7.  Short-Term Borrowings:

During 2004 and 2003, the Company entered into sales of securities under agreements to repurchase the same securities, which generally mature within one to ninety days from the transaction date.

Selected information on short-term borrowings is as follows:

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

(dollars in thousands)	2004	2003
Total outstanding at year-end	$—	$—
Average amount outstanding during year	$92	$13
Maximum amount outstanding at any month-end	$—	$—
Weighted-average interest rate at year-end	—%	—%
Weighted-average interest rate for the year	2.17%	1.32%

Other short-term borrowings:

(dollars in thousands)	2004	2003
Total outstanding at year-end	$450	$120
Average amount outstanding during the year	$404	$7
Maximum amount outstanding at any month-end	$450	$120
Weighted-average interest rate at year-end	5.25%	4.00%
Weighted-average interest rate during the year	4.44%	4.00%

The other short-term borrowings at December 31, 2004 consists of an unsecured loan from an unaffiliated third party in the amount of $450,000 with a variable interest rate, which is tied to prime, and matures on January 27, 2006, and at December 31, 2003 consists of $120,000 in advances under an unsecured line of credit from an unaffiliated financial institution that matured January 29, 2004.  The Company’s unused lines of credit for short-term borrowings totaled $4,000,000 and $8,130,000 at December 31, 2004 and 2003, respectively.

The Company also has a secured line of credit with the Federal Home Loan Bank of Atlanta in the amount of $13,465,000, which is secured by a blanket lien on its 1-4 family residential mortgage loan portfolio, and there are no outstanding balances as of December 31, 2004 or 2003.

Note 8.  Leasing Arrangements:

The Company leases branch and administrative office facilities under noncancellable operating lease arrangements whose original maturity dates extend to July 2008.  These leases contain options, which enable the Company to renew the leases at fair rental value for periods of 10 to 15 years.  In addition to minimum rentals, certain leases have escalation clauses based upon various price indices and include provisions for additional payments to cover taxes, insurance and maintenance.  See Note 14 for a discussion of the terms of a lease agreement with related parties.  The total minimum rental commitment, including renewal periods under these leases at December 31, 2004 is outlined below:

Years ending December 31	Total
2005	$175
2006	181
2007	188
2008	194
2009	201
Later years	1,141
$2,080

Rent expense included in occupancy expenses amounted to $214,000 in 2004 and $198,000 for 2003.

Note 9.  Employee Benefit Plans:

401(k) profit sharing plan:

The Company has a Section 401(k) profit sharing plan covering employees meeting certain eligibility requirements as to minimum age and years of service.  Employees may make voluntary contributions to the Plan through payroll deductions on a pre-tax basis.  The Company makes discretionary contributions to the Plan based on the Company’s earnings.  The Company’s contributions are subject to a vesting schedule (20 percent per year) requiring the completion of five years of service with the Company before these benefits are fully vested.  A participant’s account under the Plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

The Company made contributions to the Plan in the amounts of $35,000 in 2004 and $32,000 in 2003.

Deferred compensation plan:

On January 28, 2002, the Board of Directors of the Bank approved the Frederick County Bank Executive and Director Deferred Compensation Plan (the “Plan”).  The Plan was effective January 1, 2002 for certain executive employees and directors of the Bank.  The purpose of the Plan is to (1) allow participants an opportunity to elect to defer the receipt of compensation (“Participant Compensation Deferral”), and (2) provide a vehicle for the Bank to credit amounts on a tax deferred basis for employee participants (“Employer Contribution Credit”).  The Employer Contribution Credits are subject to various vesting restrictions and are available solely to Plan participants who are employees of the Bank.  The Plan is intended to be a “top hat” plan under various provisions of the Employee Retirement Income Security Act of 1974, as amended.

Each Plan participant’s account will be adjusted for credited interest or increases or decreases in the realizable net asset value, as applicable, of the designated deemed Plan investments.  Benefit payments under the Plan, which in the aggregate equal the participant’s vested account balance, will be paid in a lump sum or in five or ten substantially equal, annual installments, commencing on the date or dates selected by the Plan’s participants.

No amounts were expensed under this Plan in the accompanying statements of income for 2004 or 2003.

Stock option plan:

The 2001 Plan provides that 260,000 shares of the Company’s common stock will be reserved for the granting of both incentive stock options (ISO) and non-incentive stock options (NQSO) to purchase these shares.  At December 31, 2004, there are 126,540 shares remaining that are reserved for future grants under this plan.  The exercise price per share shall not be less than the fair market value of a share of common stock on the date on which such options were granted, subject to adjustments for the effects of any stock splits or stock dividends, and may be exercised immediately upon being granted.

There were no options granted in 2004 or 2003.

The following is a summary of transactions in the Plan during the years ended December 31, 2004 and 2003.

	Options Issued And Outstanding	Weighted-Average Exercise Price
Balance at December 31, 2002	134,260	$10.00
Exercised	—	—
Terminated	600	10.00
Granted	—	—
Balance at December 31, 2003	133,660	$10.00
Exercised	2,250	10.00
Terminated	200	10.00
Granted	—	—
Balance at December 31, 2004	131,210	$10.00

At December 31, 2004 and 2003, the 131,210 and 133,660 options issued and outstanding, respectively, had exercise prices, weighted-average remaining contractual lives and were exercisable as follows:

December 31,	2004	2003
Exercisable options:
Options outstanding	131,210	133,660
Weighted-average price	$10.00	$10.00
Weighted-average remaining contractual life (months)	82	94

Note 10.  Income Taxes:

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2004 and 2003 were as follows:

(dollars in thousands)	2004	2003
Deferred tax assets:
Net operating loss carryforward	$—	$390
Organizational costs	35	52
Provision for loan losses	532	331
Unrealized loss on securities available-for-sale	15	—
Other	8	1
Total deferred tax assets	590	774
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	—	(8)
Depreciation	(2)	(17)
Total deferred tax liabilities	(2)	(25)
Valuation allowance for deferred tax assets	(158)	(757)
Net deferred tax assets (liabilities)	$430	$(8)

The decrease in the valuation allowance for deferred tax assets of $599,000 in 2004 and $153,000 in 2003, principally reflects the tax benefits realized when a portion of the Company’s net operating loss carryforward was used to offset income otherwise taxable and management’s assessment of the recoverability of the remaining deferred tax assets.

A reconciliation of the statutory income tax to the provision for income taxes included in the statements of income for the years ended December 31, 2004 and 2003 is as follows:

(dollars in thousands)	2004	2003
Income before income tax	$1,518	$430
Tax rate	34%	34%
Income tax at statutory rate	516	146
Increases (decreases) in tax resulting from:
Valuation allowance	(599)	(153)
State income taxes, net of federal income tax benefit	69	18
Other	14	(11)
	$—	$—

Significant components of the provision for income taxes attributable to continuing operations for the years ended December 31, 2004 and 2003 are as follows:

(dollars in thousands)	2004	2003
Taxes currently payable:
Federal	$343	$—
State	73	—
	416	—
Deferred tax expense:
Federal	167
State	16
	183	—
Change in valuation allowance for deferred tax assets	(599)	—
Total	$—	$—

Note 11.  Noninterest Expenses:

Noninterest expenses included in the statements of income for the years ended December 31, 2004 and 2003 include the following:

(dollars in thousands)	2004	2003
Salaries	$2,299	$1,889
Deferred personnel costs	(165)	(135)
Payroll taxes	148	141
Employee insurance	106	84
Other employee benefits	61	55
Depreciation	187	183
Rent	214	198
Utilities	56	64
Repairs and maintenance	75	91
ATM expenses	54	45
Other occupancy and equipment expenses	47	41
Postage and supplies	64	44
Data processing	295	244
Advertising and promotion	139	117
Legal	23	39
Insurance	38	47
Consulting	43	41
Courier	34	28
Audit fees	87	52
Shareholder relations	9	1
Other	226	125
	$4,040	$3,394

Note 12.  Shareholders’ Equity:

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

Restrictions on lending from subsidiary to parent:

Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to Bancorp in the forms of loans or advances.  Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to the Parent Company in excess of 10 percent of its capital stock and surplus, as defined therein.  There were no material loans or advances outstanding at December 31, 2004.

Capital:

In 2004, the Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  In 2003, the

Company was not subject to these capital requirements since its consolidated assets did not exceed $150 million.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined).  Management believes that the Company and the Bank met all capital adequacy requirements to which it is subject as of December 31, 2004.

As of December 31, 2004, the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification which management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios at December 31, 2004 and 2003 are presented in the following tables:

As of December 31, 2004

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Company	$15,739	10.46%	$12,040	8.00%	N/A	N/A
Bank	$15,785	10.51%	$12,020	8.00%	$15,025	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Company	$14,236	9.46%	$6,020	4.00%	N/A	N/A
Bank	$14,282	9.51%	$6,000	4.00%	$9,015	6.00%
Tier 1 Capital (to Average Assets):
Company	$14,236	8.84%	$6,444	4.00%	N/A	N/A
Bank(1)	$14,282	8.88%	$6,434	4.00%	$8,042	5.00%

As of December 31, 2003

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Bank	$13,718	12.92%	$8,494	8.00%	$10,617	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Bank	$12,733	11.99%	$4,247	4.00%	$6,370	6.00%
Tier 1 Capital (to Average Assets):
Bank(1)	$12,733	10.43%	$4,885	4.00%	$6,107	5.00%

(1)The Bank is required to have a Tier 1 Capital to Average Assets Ratios of only 4.00% and 5.00% for Capital Adequacy Purposes and to be Well Capitalized Under Prompt Corrective Action Provisions, respectively.  However, under the approval received from the Federal Reserve Bank, the Bank is required to maintain a minimum Tier 1 Capital to Average Assets Ratio of 9.00% until October 2004.  At December 31, 2003, the level of Tier 1 Capital required to meet the 9% requirement totaled $10,992,000.

Note 13. Fair Value of Financial Instruments:

In accordance with the disclosure requirements of SFAS No. 107, the estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2004		December 31, 2003
(dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$16,639	$16,639	$17,549	$17,549
Investment securities available-for-sale	16,734	16,734	15,932	15,932
Investment securities held-to-maturity	299	299	—	—
Restricted stock	715	715	626	626
Net loans	134,165	132,974	95,044	96,978
Total financial assets	$168,552	$167,361	$129,151	$131,085

Financial Liabilities
Deposits	$155,591	$153,971	$117,491	$118,728
Short-term borrowings	450	450	120	120
Total financial liabilities	$156,041	$154,421	$117,611	$118,848

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 2004:

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

Note 14.  Transactions with Related Parties:

Loans:

In the normal course of banking business, loans are made to officers and directors of the Company, as well as to their associates. Such loans are made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  They do not involve more than normal risk of collectability or present other unfavorable features.  An analysis of the activity during 2004 and 2003 is as follows:

(dollars in thousands)	2004	2003
Balance, December 31, 2003	$2,040	$1,420
New loans	814	722
Repayments	(899)	(102)
Balance, December 31, 2004	$1,955	$2,040

Consulting agreement:

On January 2, 2002, the Company entered into a consulting contract with a shareholder and director.  This agreement engages the shareholder and director to devote his efforts to assist with facilities management, Company expansion and other projects as directed by the Company’s President and will expire on December 31, 2006.

As compensation for his services under this agreement, the shareholder and director will be paid at a rate not to exceed $35,000 per year, or $175,000 over the agreement’s term.

The accompanying statements of income for the years ended December 31, 2004 and 2003 include $35,000 for each year from consulting expenses related to this Agreement.

Lease agreement:

The Company entered into a lease in July 2003 for approximately 3,800 square feet of office space owned by a limited liability company consisting of three shareholders/directors.  The lease term commenced on July 10, 2003 and will expire on July 10, 2008.  Pursuant to this lease, the current monthly payments are $3,900 with subsequent twelve-month periods subject to a five percent increase thereafter.

Subsequent to December 31, 2004, the Company entered into a lease in February 2005 for approximately 2,418 square feet of office space with the same limited liability company mentioned above.  The lease term commenced on February 1, 2005 and will expire on January 31, 2010.  Pursuant to this lease, the current monthly payments are $2,871 with subsequent twelve-month periods subject to a three percent increase thereafter.

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

The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments.  The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.  These commitments as of December 31, 2004 and 2003 were as follows:

	2004	2003
(dollars in thousands)	Contractual Amount	Contractual Amount
Financial instruments whose notional or contract amounts represent credit risk:
Commitments to extend credit	$28,173	$17,495
Standby letters of credit	2,165	2,068
Total	$30,338	$19,563

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Certain commitments have fixed expiration dates, or other termination clauses, and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; accounts receivable; inventory; property and equipment; personal residences; income-producing commercial properties and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

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

Note 16.  Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information:

Balance Sheet

	December 31,
(dollars in thousands)	2004	2003
Assets
Cash	$154	$12
Receivable from subsidiaries	147	—
Investment securities available-for-sale-at-fair value	250	—
Investment in subsidiaries	14,259	12,746
Other assets	—	70
Total assets	$14,810	$12,828

Liabilities and Shareholders’ Equity
Short-term borrowings	$450	$120
Other liabilities	147	—
Total liabilities	597	120
Common stock	15	7
Additional paid-in capital	14,632	14,617
Accumulated deficit	(411)	(1,929)
Accumulated other comprehensive (loss) income	(23)	13
Total shareholders’ equity	14,213	12,708
Total liabilities and shareholders’ equity	$14,810	$12,828

Statement of Income

	December 31,
(dollars in thousands)	2004	2003
Interest income	$1	$—
Expenses	33	37
Loss before provision for income taxes and equity in undistributed earnings of subsidiaries	(32)	(37)
Provision for income taxes	—	—
Loss before equity in undistributed earnings of subsidiaries	(32)	(37)
Equity in undistributed earnings of subsidiaries	1,550	467
Net income	$1,518	$430

Statement of Cash Flow

	December 31,
(dollars in thousands)	2004	2003
Cash flows from operating activities:
Net income	$1,518	$430
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,550)	(467)
Increase in receivable from subsidiary	(147)	—
Decrease (increase) in other assets	70	(71)
Increase in other liabilities	147	—

Net cash provided by (used in) operating activities	38	(108)
Cash flows from investing activities:
Purchases of investment securities available-for-sale	(250)	—
Net cash used in financing activities	(250)	—
Cash flows from financing activities:
Proceeds from short-term borrowings	330	120
Proceeds from issuance of common stock	24	—
Net cash provided by financing activities	354	120
Net increase in cash	142	12
Beginning cash	12	—
Ending cash	$154	$12

Note 17.  Quarterly Results of Operations (unaudited):

The following is a summary of the Company’s unaudited quarterly results of operations:

	2004
(dollars in thousands, except per share amounts)	December 31,	September 30,	June 30,	March 31,
Interest income	$2,217	$1,975	$1,764	$1,646
Interest expense	529	456	401	382
Net interest income	1,688	1,519	1,363	1,264
Provision for loan losses	205	105	105	105
Net securities gains (losses)	—	(6)	1	—
Income before income taxes	488	428	313	289
Net income	488	428	313	289
Basic earnings per share	0.33	0.29	0.22	0.20
Diluted earnings per share	0.32	0.28	0.21	0.20

	2003
(dollars in thousands, except per share amounts)	December 31,	September 30,	June 30,	March 31,
Interest income	$1,566	$1,396	$1,330	$1,210
Interest expense	364	366	379	370
Net interest income	1,202	1,030	951	840
Provision for loan losses	105	105	105	105
Net securities gains	—	—	—	34
Income before income taxes	229	132	65	4
Net income	229	132	65	4
Basic earnings per share	0.16	0.09	0.05	—
Diluted earnings per share	0.15	0.09	0.05	—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Frederick County Bancorp, Inc.

Frederick, Maryland

We have audited the accompanying consolidated balance sheets of Frederick County Bancorp, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frederick County Bancorp, Inc. and Subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
January 21, 2005
Frederick, Maryland

Market for Common Stock:

The Company’s Common Stock is not traded on any organized exchange or on the Nasdaq National Market or the Nasdaq Small Cap Market.  As of December 31, 2004, two market makers offered to make a market in the Common Stock in the over the counter “bulletin board” market under the symbol “FCBI”.  The Common Stock has traded only sporadically and in limited volume.  No assurance can be given that an active or established trading market will develop in the foreseeable future.  The following table sets forth the high and low bid prices for the Common Stock during each calendar quarter for 2004 and 2003.  These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.  These quotations do not necessarily reflect the intrinsic or market values of the Common Stock.  Information for periods prior to the Fourth Quarter of 2003 reflect information for the common stock of the Bank, as adjusted for the two-for-one stock split effected in the form of a 100% stock dividend paid in September 2004. As of December 31, 2004, there were 1,457,402 shares of Common Stock outstanding, held by approximately 658 shareholders of record.  The Company has not paid any cash dividends to date.  The ability of the Company to declare and pay dividends is limited by federal and state law and regulation.  Please refer to Note 12 to the financial statements included in this report for additional information.  In September 2004, the Company made a two-for-one stock split effected in the form of a 100% stock dividend.

	2004		2003
Quarter	High Bid	Low Bid	High Bid	Low Bid
First	$17.25	$15.50	$12.15	$12.13
Second	$20.00	$16.25	$12.65	$12.18
Third	$21.50	$17.38	$13.50	$12.65
Fourth	$35.00	$19.75	$15.63	$13.50

Transfer Agent

Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ  07016
1-800-368-5948

Availability of 10-KSB Report

The annual report on Form 10-KSB filed with the Securities and Exchange Commission is available without charge upon written request to:

William R. Talley, Jr., Executive Vice President and Chief Financial Officer
Frederick County Bancorp, Inc.
7 North Market Street
Frederick, Maryland 21701

Market Makers

Ferris Baker Watts, Inc.
365 W. Patrick Street
Frederick, MD  21701
301-662-6488

Koonce Securities, Inc.
6550 Rock Spring Drive, Suite 600
Bethesda, MD  20817
1-800-368-2806

Principal Affiliate

Balance Sheet

	December 31, 2004
(Dollars in thousands)	Assets		Liabilities and Equity
	Cash and due from banks	$3,524	Total deposits	$155,745
	Earning assets	166,281	Accrued interest and other
			Liabilities	923
Frederick County Bank 30 West Patrick Street Frederick, MD 21701 301-620-1400 Two Offices
	Allowance for loan losses	(1,503)
	Other assets	2,625	Shareholders’ equity	14,259

	Total assets	$170,927	Total liabilities and shareholders’ equity	$170,927
	Net income	$1,550

Annual Meeting of Shareholders

Tuesday, April 19, 2005 - 7:00 p.m.
Holiday Inn at Francis Scott Key Mall
I-270 & Rt. 85
Frederick, MD  21703

Profile

Frederick County Bancorp, Inc. is a one-bank financial holding company organized under the laws of the State of Maryland.  Frederick County Bank, a state-chartered commercial bank under the laws of the State of Maryland was chartered in August 2000, and commenced operations in October 2001.  The Bank is engaged in a general commercial and retail banking business serving individuals and businesses in Frederick County, Maryland.  The deposits of the Bank are insured by the FDIC.  Frederick County Bancorp, Inc. trades under the symbol “FCBI.”

Board of Directors
Emil D. Bennett
President/Owner; Rock Creek Realty

John N. Burdette*
Chairman of the Board
Principal; Offutt, Horman and Burdette, P.A.

J. Denham Crum
President; Crumland Farms, LLC

George E. Dredden, Jr.
President; GED, Inc.

William S. Fout
President; William S. Fout, Inc.

Helen G. Hahn
Former SVP Operations at FCNB Bank

William J. Kissner
Co-owner; Miscellaneous Metals, Inc.

Martin S. Lapera*
President and Chief Executive Officer

Kenneth G. McCombs
Co-owner; Miscellaneous Metals, Inc.

Farhad Memarsadeghi
President/Owner; Admar Construction, Inc.

Raymond Raedy*
Vice Chairman of the Board
Investor/Business Owner

*Titles are for both Frederick County Bancorp, Inc. and Frederick County Bank.

Frederick County Bancorp, Inc. Officers
Chairman of the Board
John N. Burdette

Vice Chairman & Secretary
Raymond Raedy

President & Chief Executive Officer
Martin S. Lapera

Executive Vice President & Chief Financial Officer
William R. Talley, Jr.

Frederick County Bank Officers
President & Chief Executive Officer
Martin S. Lapera

Executive Vice President & Chief Financial Officer
William R. Talley, Jr.

Senior Vice Presidents
Jay M. House
Terrence P. Lee
Fern W. Mercer
Craig P. Russell
Wanda S. Shade

Vice Presidents
Lori C. Cromwell
Richard A. Davies
Denise Guyton-Gaither
Daniel A. King
Lee Anne Little
Crystal L. Wiles
Joseph A. Wolf
Wendy L. Wotring

Assistant Vice Presidents
Mary K. Barry
Michael S. Burrier

Deposits Operations Specialist Officer
Barbara A. Biddinger

Loan Operations Specialist Officer
Anjeannette R. Hurley

Retail Lending Officer
Jewell A. Kemp

Branch Officer, Assistant Branch Manager
Charlene F. Collins
Shirley S. Shadle

Corporate Headquarters
30 West Patrick Street
Frederick, MD 21701
301.620-1400

Frederick County Bank locations
Patrick Center
30 West Patrick Street
Frederick, MD 21701

Antietam Center
1595 Opossumtown Pike
Frederick, MD 21702

Administrative Office
7 North Market Street, 2nd Floor
Frederick, MD 21701

24-Hour Telephone Banking
877.236.1485

Internet
www.frederickcountybank.com

Customer Service
301.620.1400